EXHIBIT 99.1

WestRock Reports Solid Results in Fiscal 2017 Second Quarter

NORCROSS, Ga., April 26, 2017 (GLOBE NEWSWIRE) -- WestRock Company (WestRock) (NYSE:WRK), a leading provider of differentiated paper and packaging solutions, today announced results for its fiscal second quarter ended March 31, 2017.

Second Quarter 2017 Highlights and Portfolio Transformation

  Earned $0.40 per diluted share and $0.54 of adjusted earnings per diluted share
  Generated net cash from operating activities of $300 million and adjusted free cash flow of $109 million
  Achieved $103 million in year-over-year productivity improvements and an annual run rate of $675 million of synergy and performance improvements
  Continued our portfolio transformation with:
    the completion of the sale of the Home, Health and Beauty business, generating net after-tax proceeds of approximately $1 billion the sale of $97 million of Land and Development assets
    the announcement of the agreement to acquire Multi Packaging Solutions International Limited for a total enterprise value of approximately $2.3 billion
  Returned $126 million to stockholders through $101 million in dividends and $25 million in share repurchases

“We executed well during the March quarter and delivered year-over-year productivity improvements of $103 million and strong earnings,” said Steve Voorhees, WestRock’s chief executive officer. “While higher input costs may persist, favorable price and demand trends along with WestRock’s unique portfolio of products and capabilities position us well to drive value for our customers and stockholders. We are looking forward to adding Multi Packaging Solutions to our portfolio, which is currently expected to occur by the end of the June quarter.”

Conference Call

As previously announced, WestRock will host a conference call to discuss its results of operations for the second quarter of fiscal 2017 and other topics that may be raised during the discussion at 8:30 a.m., Eastern Time, on April 26, 2017. The conference call, which will be webcast live, an accompanying slide presentation, and this press release can be accessed at ir.westrock.com.

Investors who wish to participate in the webcast via teleconference should dial 877-201-0168 (inside the U.S.) or 647-788-4901 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode 85363849. Replays of the call can be accessed at ir.westrock.com.

About WestRock

WestRock (NYSE:WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s 36,000 team members support customers around the world from more than 250 operating and business locations spanning North America, South America, Europe and Asia. Learn more at www.westrock.com.

Consolidated Financial Results

The financial results below illustrate the performance of WestRock for the quarters ended March 31, 2017, and March 31, 2016 (in millions).

	March 31, 2017	March 31, 2016	Change

Net sales	$3,656.3	$3,492.7	$163.6

Segment income	$295.8	$270.7	$25.1
Non-allocated expenses	(12.6)	(9.2)	(3.4)
Depreciation	207.5	208.2	(0.7)
Amortization	56.4	60.1	(3.7)
Less: Deferred financing costs	(1.1)	(1.1)	―
Segment EBITDA	546.0	528.7	17.3
Inventory step-up, net of LIFO	0.5	1.8	(1.3)
Adjusted Segment EBITDA	$546.5	$530.5	$16.0

The $164 million increase in net sales was primarily attributable to the $132 million of increased Corrugated Packaging segment sales and $81 million increase in Land and Development segment sales, partially offset by a $34 million decrease in Consumer Packaging segment sales.  We discuss the change in segment sales in the segment discussions below.

Segment income increased by $25 million compared to the prior year quarter. The increase in segment income was primarily due to an increase of $22 million in the Land and Development segment and an increase of $19 million in the Consumer Packaging segment, partially offset by a decrease of $16 million in the Corrugated Packaging segment. Non-allocated expenses increased $3 million. The net increase in segment income was due primarily to synergy and performance improvements, the increase in the Land and Development segment, and higher price/mix and volume, which were partially offset by cost inflation.

Cash Provided From Operating, Financing and Investing Activities

Cash from operations was $300 million in the second quarter of fiscal 2017. Total debt was $5.67 billion at March 31, 2017, including $298 million for the fair-value of debt stepped-up in purchase accounting. Consistent with WestRock’s balanced capital allocation strategy, during the second quarter, WestRock invested $189 million in capital expenditures, paid $101 million in dividends and returned $25 million to stockholders in stock repurchases.

Corrugated Packaging Segment

	March 31, 2017	March 31, 2016	Change

Segment sales	$2,065.0	$1,932.8	$132.2

Segment income	$159.5	$175.0	$(15.5)
Depreciation	123.5	118.1	5.4
Amortization	21.8	22.7	(0.9)
Segment EBITDA	304.8	315.8	(11.0)
Inventory step-up, net of LIFO	0.5	―	0.5
Adjusted Segment EBITDA	$305.3	$315.8	$(10.5)

Operating Highlights for the Quarter Ended March 31, 2017:

  Segment sales increased $132 million primarily due to an estimated $52 million of higher corrugated volume, $44 million due to higher recycling net sales primarily due to higher commodity prices, $29 million due to a favorable corrugated selling price/mix, and $25 million related to foreign exchange, which were partially offset by $21 million of lower sales due to shifting sales from converted boxes, in the prior year quarter, to containerboard sales this quarter, as a result of the Grupo Gondi transaction
  Shipments in North America of 2.12 million tons, an increase of 76,000 tons from the prior year quarter; North America box shipments increased 1.1% on a per day basis
  Maintenance downtime of 78,000 tons and no containerboard economic downtime taken
  Brazil box shipments increased 16.5% versus the prior year quarter

Period Comparability Items:

  The impact of foreign exchange on segment sales and income for the current quarter was favorable $25 million and $3 million, respectively

Consumer Packaging Segment

	March 31, 2017	March 31, 2016	Change

Segment sales	$1,554.6	$1,588.4	$(33.8)

Segment income	$118.8	$99.7	$19.1
Depreciation	82.0	85.5	(3.5)
Amortization	34.3	37.1	(2.8)
Segment EBITDA	235.1	222.3	12.8
Inventory step-up, net of LIFO	―	1.8	(1.8)
Adjusted Segment EBITDA	$235.1	$224.1	$11.0

Operating Highlights for the Quarter Ended March 31, 2017:

  Segment sales decreased primarily due to lower pulp volumes and unfavorable paperboard price/mix due to the flow through of previously published paperboard price decreases; shipments of paperboard and converted products increased 0.9%
  Strong operational execution and realization of productivity benefits; profitability improvements in beverage and merchandising displays businesses
  During the quarter, we converted our Home, Health and Beauty business to held for sale accounting and as a result did not record $10 million of depreciation and amortization expense. This $10 million benefit is excluded from adjusted earnings per share.

Land and Development Segment

	March 31, 2017	March 31, 2016	Change

Segment sales	$100.0	$18.7	$81.3

Segment income (loss)	$17.5	$(4.0)	$21.5
Depreciation	0.2	0.2	―
Segment EBITDA	$17.7	$(3.8)	$21.5

Operating Highlights for the Quarter Ended March 31, 2017:

  Strong results as we continue our monetization program with the sale of most of our Nexton holdings, the largest single project in the portfolio, for $90 million
  Due to the accelerated monetization activity, we have excluded Land and Development’s earnings of $0.04 per share from adjusted earnings
  Recorded a $42.7 million non-cash impairment, before noncontrolling interest of $6.4 million, in connection with accelerated monetization activity; the impairment charge is not reflected in segment income or adjusted earnings per share

Pension Lump Sum Settlement

During the second quarter of fiscal 2017, our cumulative year-to-date lump sum payments to certain beneficiaries of two of our U.S. defined benefit plans, together with several one-time severance benefit payments out of the plans, triggered pension settlement accounting and resulted in a $28.7 million non-cash charge.

Restructuring and Other Items

Restructuring and other items during the second quarter of fiscal 2017 included the following pre-tax costs and expenses:

  $16 million of integration expenses, $2 million of divestiture expenses, primarily associated with our Home, Health and Beauty business, and $3 million of acquisition costs, primarily related to the previously announced and currently pending acquisition of Multi Packaging Solutions
  $2 million closure related gain, primarily related to a $9 million gain on sale of a previously closed recycling facility and $7 million of closure related costs from previously closed facilities
  $5 million of other items, primarily operating losses associated with operations in the process of being closed

Adjusted Earnings

Three Months Ended
March 31, 2017

Earnings per diluted share	$0.40

HH&B – impact of held for sale accounting	(0.03)
Land and Development operating results	(0.04)
Land and Development impairment	0.09
Pension lump sum settlement	0.07
Restructuring and other items	0.05

Adjusted earnings per diluted share	$0.54

Basis of Presentation

The condensed consolidated statements of operations and segment information tables for the prior year periods have been recast to present our former Specialty Chemicals segment as a discontinued operation.

Cautionary Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and are typically identified by words or phrases such as "may," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "potential" and "forecast," and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. WestRock cautions readers that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, those statements asserting that while higher input costs may persist, favorable price and demand trends and WestRock’s unique portfolio of products and capabilities positions us well to drive value for customers and stockholders, and that we are looking forward to adding Multi Packaging Solutions to our portfolio, which is currently expected to occur by the end of the June quarter. With respect to these statements, WestRock has made assumptions regarding, among other things, the results and impacts of the strategic combination of Rock-Tenn Company and MeadWestvaco Corporation’s respective businesses; the agreement to acquire Multi Packaging Solutions; economic, competitive and market conditions generally; volumes and price levels of purchases by customers; and competitive conditions in WestRock's businesses and possible adverse actions of their customers, competitors and suppliers. Further, WestRock's businesses are subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for their products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain customers; the scope, costs, and repair, which could result in operational disruptions of varied duration; our desire or ability to continue to repurchase company stock; and adverse changes in general market and industry conditions. Such risks and other factors that may impact management's assumptions are more particularly described in our filings with the Securities and Exchange Commission, including in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and Item 1A “Risk Factors” in our Form 10-Q for the quarter ended December 31, 2016. The information contained herein speaks as of the date hereof and WestRock does not have or undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

WestRock Company
Condensed Consolidated Statements of Operations
In millions, except per share amounts (unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2017	2016	2017	2016
		(recast)		(recast)

Net sales	$3,656.3	$3,492.7	$7,103.5	$6,963.6

Cost of goods sold	2,980.9	2,835.4	5,836.8	5,651.6

Gross profit	675.4	657.3	1,266.7	1,312.0
Selling, general and administrative, excluding intangible amortization	349.1	342.0	685.4	677.9
Selling, general and administrative intangible amortization	49.6	53.5	102.2	106.1
Land and Development impairment	42.7	-	42.7	-
Pension lump sum settlement	28.7	-	28.7	-
Restructuring and other costs, net	18.3	111.1	99.3	273.9

Operating profit	187.0	150.7	308.4	254.1
Interest expense	(65.8)	(64.0)	(130.9)	(129.2)
Loss on extinguishment of debt	(0.1)	-	(0.1)	-
Interest income and other income (expense), net	14.2	6.5	26.3	22.3
Equity in income (loss) of unconsolidated entities	6.5	(0.3)	20.2	1.0

Income from continuing operations before income taxes	141.8	92.9	223.9	148.2

Income tax expense	(43.6)	(34.5)	(47.2)	(59.4)

Income from continuing operations	98.2	58.4	176.7	88.8

Income (loss) from discontinued operations (net of income tax expense of $5.9 and $7.2)	-	1.4	-	(480.7)
Consolidated net income (loss)	98.2	59.8	176.7	(391.9)

Less: Net loss (income) attributable to noncontrolling interests	4.9	(2.9)	7.3	(4.7)

Net income (loss) attributable to common
stockholders	$103.1	$56.9	$184.0	$(396.6)

Diluted weighted average shares outstanding	254.6	257.4	254.9	259.7

Diluted earnings per share from continuing operations	$0.40	$0.22	$0.72	$0.34
Diluted loss per share from discontinued operations	-	-	-	(1.87)
Diluted earnings (loss) per share	$0.40	$0.22	$0.72	$(1.53)

WestRock Company
Segment Information
In millions (unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2017	2016	2017	2016

		(recast)		(recast)
Net sales:

Corrugated Packaging	$2,065.0	$1,932.8	$4,008.6	$3,897.1
Consumer Packaging	1,554.6	1,588.4	3,065.5	3,130.6
Land and Development	100.0	18.7	154.0	34.1
Intersegment Eliminations	(63.3)	(47.2)	(124.6)	(98.2)

Total net sales	$3,656.3	$3,492.7	$7,103.5	$6,963.6

Income from continuing operations before income taxes:

Corrugated Packaging	$159.5	$175.0	$301.0	$355.1
Consumer Packaging	118.8	99.7	206.4	190.9
Land and Development	17.5	(4.0)	19.2	(3.3)

Total segment income	295.8	270.7	526.6	542.7

Pension lump sum settlement	(28.7)	-	(28.7)	-
Land and Development impairment	(42.7)	-	(42.7)	-
Restructuring and other costs, net	(18.3)	(111.1)	(99.3)	(273.9)
Non-allocated expenses	(12.6)	(9.2)	(27.3)	(13.7)
Interest expense	(65.8)	(64.0)	(130.9)	(129.2)
Loss on extinguishment of debt	(0.1)	-	(0.1)	-
Interest income and other income (expense), net	14.2	6.5	26.3	22.3

Income from continuing operations before income taxes	$141.8	$92.9	$223.9	$148.2

WestRock Company
Condensed Consolidated Statements of Cash Flows
In millions (unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Consolidated net income (loss)	$98.2	$59.8	$176.7	$(391.9)

Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	263.9	291.2	539.1	585.5
Cost of real estate sold	73.3	14.1	124.6	23.4
Deferred income tax (benefit) expense	(36.7)	18.8	(55.5)	(1.7)
Loss on extinguishment of debt	0.1	-	0.1	-
Share-based compensation expense	17.4	18.4	34.5	30.2
(Gain) loss on disposal of plant and equipment and other, net	(8.1)	0.3	(8.5)	(0.2)
Equity in (income) loss of unconsolidated entities	(6.5)	0.3	(20.2)	(1.0)
Pension and other postretirement funding (more) than expense (income)	7.0	(28.3)	(10.0)	(40.5)
Loss on contribution of subsidiary	1.7	-	1.7	-
Cash surrender value increase in excess of premium paid	(12.1)	(7.5)	(18.4)	(17.5)
Impairment adjustments	6.9	63.1	45.0	186.2
Distributed earnings from equity investments	4.1	2.2	12.7	2.7
Other non-cash items	(8.3)	(1.4)	(21.7)	(16.0)
Land and Development impairment	42.7	-	42.7	-
Impairment of Specialty Chemicals goodwill	-	-	-	478.3
Changes in operating assets and liabilities, net of acquisitions / divestitures:
Accounts receivable	(144.6)	(115.1)	(90.8)	113.5
Inventories	(5.4)	(20.7)	(50.7)	(80.2)
Other assets	(36.8)	(81.6)	(52.8)	(66.1)
Accounts payable	52.2	(9.8)	218.7	(58.8)
Income taxes	13.2	(6.8)	10.3	23.7
Accrued liabilities and other	(22.5)	55.2	(60.4)	5.6

Net cash provided by operating activities	299.7	252.2	817.1	775.2

Investing activities:

Capital expenditures	(189.2)	(214.6)	(365.3)	(418.4)
Cash paid for business acquisitions, net of cash acquired	(35.2)	(99.3)	(31.7)	(381.0)
Debt purchased in connection with an acquisition	-	-	-	(36.5)
Corporate-owned life insurance premium paid	(0.1)	-	(0.8)	-
Investment in unconsolidated entities	-	(0.3)	(1.4)	(0.4)
Return of capital from unconsolidated entities	3.1	0.4	12.6	0.5
Proceeds from the sale of subsidiary and affiliates	-	-	-	10.2
Proceeds from sale of property, plant and equipment	24.9	1.1	29.6	9.5

Net cash used for investing activities	(196.5)	(312.7)	(357.0)	(816.1)

Financing activities:

Additions to revolving credit facilities	62.2	31.9	65.6	78.3
Additions to debt	0.6	743.9	1.2	1,021.1
Repayments of debt	(170.4)	(311.4)	(175.9)	(455.2)
Other financing repayments	18.4	0.6	7.8	0.2
Issuances of common stock, net of related minimum tax withholdings	(2.0)	(16.2)	7.2	(10.8)
Purchases of common stock	(25.0)	(144.5)	(93.0)	(238.8)
Excess tax benefits from share-based compensation	0.8	0.1	1.5	0.1
(Repayments to) advances from unconsolidated entity	(1.9)	0.9	(0.9)	(0.2)
Cash dividends paid to stockholders	(100.7)	(95.2)	(201.1)	(191.6)
Cash distributions to noncontrolling interests	(1.1)	(14.0)	(22.1)	(16.8)

Net cash (used for) provided by financing activities	(219.1)	196.1	(409.7)	186.3

Effect of exchange rate changes on cash and cash equivalents	7.9	(4.9)	(6.0)	(6.1)

(Decrease) increase in cash and cash equivalents	(108.0)	130.7	44.4	139.3

Cash and cash equivalents from continuing operations, at beginning of period	493.3	204.8	340.9	207.8
Cash and cash equivalents from discontinued operations, at beginning of period	-	32.1	-	20.5
Balance of cash and cash equivalent at beginning of period	493.3	236.9	340.9	228.3

Cash and cash equivalents from continuing operations, at end of the period	385.3	345.2	385.3	345.2
Cash and cash equivalents from discontinued operations, at end of the period	-	22.4	-	22.4
Cash and cash equivalents at end of period	$385.3	$367.6	$385.3	$367.6

Supplemental disclosure of cash flow information
Cash paid (received) during the period for:
Income taxes, net of refunds	$67.1	$26.0	$90.6	$49.4
Interest, net of amounts capitalized	$95.0	$95.4	$115.5	$114.6

WestRock Company
Condensed Consolidated Balance Sheets
In millions (unaudited)

	March 31,	September 30,
	2017	2016

Assets
Current assets
Cash and cash equivalents	$385.3	$340.9
Restricted cash	5.9	25.5
Accounts receivable (net of allowances of $39.1 and $36.5)	1,563.5	1,592.2
Inventories	1,587.9	1,638.2
Other current assets	222.8	263.5
Assets held for sale	1,227.1	52.3
Total current assets	4,992.5	3,912.6

Property, plant and equipment, net	8,633.7	9,294.3
Goodwill	4,458.0	4,778.1
Intangibles, net	2,282.6	2,599.3
Restricted assets held by special purpose entities	1,290.4	1,293.8
Prepaid pension asset	336.0	257.8
Other assets	956.9	902.3
Total assets	$22,950.1	$23,038.2

Liabilities and Equity
Current liabilities
Current portion of debt	$214.2	$292.9
Accounts payable	1,225.3	1,054.4
Accrued compensation and benefits	303.1	405.9
Other current liabilities	366.3	429.8
Liabilities held for sale	212.2	-
Total current liabilities	2,321.1	2,183.0

Long-term debt due after one year	5,459.5	5,496.3
Pension liabilities, net of current portion	291.6	328.1
Postretirement medical liabilities, net of current portion	141.0	140.0
Non-recourse liabilities held by special purpose entities	1,165.8	1,170.2
Deferred income taxes	3,033.3	3,130.7
Other long-term liabilities	768.3	746.2
Redeemable noncontrolling interests	12.9	13.7

Total common stockholders' equity	9,684.7	9,728.8
Noncontrolling interests	71.9	101.2
Total Equity	9,756.6	9,830.0
Total liabilities and equity	$22,950.1	$23,038.2

Non-GAAP Financial Measures and Reconciliations

WestRock reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). However, management believes certain non-GAAP financial measures provide investors and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions, and in evaluating WestRock’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, WestRock’s GAAP results. The non-GAAP financial measures we present may differ from similarly captioned measures presented by other companies. We discuss below details of the non-GAAP financial measures presented by us as well as reconciliations of such non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Adjusted Free Cash Flow

WestRock uses the non-GAAP financial measure “Adjusted Free Cash Flow”. Management believes this non-GAAP financial measure provides WestRock’s board of directors, investors, potential investors, securities analysts and others with useful information to evaluate its performance relative to other periods because it excludes certain cash restructuring and other costs, net of tax that management believes are not indicative of the ongoing operating results of the business. WestRock believes that the most directly comparable GAAP measure is “Net cash provided by operating activities”.

Set forth below is a reconciliation of “Adjusted Free Cash Flow” to Net cash provided by operating activities for the three months ended March 31, 2017 (in millions).

Net cash provided by operating activities	$299.7
Less: Capital expenditures	(189.2)
Free Cash Flow	110.5
Plus: Cash Restructuring and other costs, net of income tax expense of $0.9	(1.9)
Adjusted Free Cash Flow	$108.6

Adjusted Net Income and Adjusted Earnings per Diluted Share

WestRock uses the non-GAAP financial measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide WestRock’s board of directors, investors, potential investors, securities analysts and others with useful information to evaluate its performance because they exclude restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. WestRock and its board of directors use these measures to evaluate its performance relative to other periods. WestRock believes that the most directly comparable GAAP measures are Net income attributable to common stockholders and Earnings per diluted share, respectively. At the beginning of this press release is a reconciliation of Earnings per diluted share to Adjusted earnings per diluted share. Set forth below is a reconciliation of Adjusted net income to Net income attributable to common stockholders (in millions).

Three Months Ended
March 31, 2017

Net Income attributable to common stockholders	$103.1

HH&B – impact of held for sale accounting, net of income tax expense of $2.3	(7.8)
Land and Development operating results, net of income tax expense of $7.2	(11.0)
Land and Development impairment, net of income tax benefit of $14.4(1)	21.9
Pension lump sum settlement, net of income tax benefit of $11.1	17.7
Restructuring and other items, net of income tax benefit of $11.4	12.0
Loss on contribution of subsidiary, net of income tax benefit of $0.6	1.1
Acquisition inventory step-up, net of income tax benefit of $0.2	0.3

Adjusted net income	$137.3

   (1) Net of $6.4 million of noncontrolling interest

CONTACT:

WestRock

Investors:	Media:
Matt Tractenberg, 470-328-6327	Donna Owens Cox, 470-328-6397
Vice President, Head of Investor Relations	Chief Communications Officer
matt.tractenberg@westrock.com	mediainquiries@westrock.com

John Stakel, 678-291-7901
Senior Vice President - Treasurer
john.stakel@westrock.com